UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2025 (February 5, 2025)

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Volcon, Inc.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VLCN	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2025, Volcon, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (the “Underwriter”), in connection with a firm commitment underwritten public offering (the “Offering”) of (i) 430,000 common units (“Common Units”), each consisting of one share of common stock of the Company (“common stock”), one warrant to purchase one share of common stock at an exercise price of $2.00 per share (or 100% of the price of each Common Unit sold in the Offering) (the “Common Warrants”); and (ii) 5,570,000 pre-funded units (the “Pre-Funded Units” and together with the Common Units, the “Units”), each consisting of one pre-funded warrant to purchase one share of common stock at an exercise price of $ 0.00001 (the “Pre-Funded Warrants”) and one Common Warrant. The purchase price of each Common Unit was $2.00, and the purchase price of each Pre-Funded Unit was $1.99999 (which is equal to the public offering price per Common Unit to be sold in the Offering minus $0.00001).

The Common Warrants are immediately exercisable and will expire on the five-year anniversary of the original issuance date. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Offering closed on February 6, 2025. An aggregate of 430,000 Common Units (which includes 430,000 shares of common stock) and 5,570,000 Pre-Funded Units (which includes 5,570,000 Pre-Funded Warrants) were sold in the Offering. The aggregate gross proceeds to the Company were approximately $12.0 million, before deducting underwriting discounts and other expenses payable by the Company.

The Offering was made under a prospectus supplement and base prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-269644). A final prospectus supplement relating to the Offering was filed with the SEC on February 6, 2025. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

Under the terms of the Underwriting Agreement, the Underwriter received an underwriting discount of 8.0% of the gross proceeds received in the Offering. In addition, the Company agreed to (a) pay a non-accountable expense allowance to the Underwriter equal to 1.0% of the gross proceeds received in the Offering and (b) reimburse the Underwriter for certain of its expenses in an amount not to exceed $125,000 in the aggregate.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates and were solely for the benefit of the parties to the Underwriting Agreement.

The foregoing descriptions of the Underwriting Agreement, Common Warrants, and Pre-funded Warrants are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 1.1, 4.1, and 4.2, respectively, and are incorporated by reference herein.

Item 8.01	Other Events.

In connection with the Offering, on February 5, 2025, and February 6, 2025, the Company issued a press release announcing the pricing and closing of the Offering, respectively. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

On February 5, 2025, previously issued pre-funded warrants to purchase 96,822 shares of common stock were exercised. Subsequent to the closing of the Offering, Pre-Funded Warrants issued in the Offering to purchase 390,000 shares of common stock were exercised. As of February 6, 2025, the Company has 3,392,429 shares of common stock outstanding.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
1.1	Underwriting Agreement, dated February 5, 2025, with Aegis Capital
4.1	Form of Warrant to Purchase Common Stock
4.2	Form of Pre-Funded Warrant to Purchase Common Stock
5.1	Opinion of ArentFox Schiff LLP.
23.1	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)
99.1	Press Release, dated February 5, 2025 issued by Volcon, Inc.
99.2	Press Release, dated February 6, 2025 issued by Volcon, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcon, Inc.
(Registrant)

Date: February 6, 2025	/s/ Greg Endo
Greg Endo Chief Financial Officer

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